Exhibit 10.2

TREX COMPANY, INC.

AMENDED AND RESTATED 1999 INCENTIVE PLAN FOR OUTSIDE DIRECTORS

RESTRICTED STOCK UNIT AGREEMENT

Trex Company, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) relating to its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s 2014 Stock Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Number of RSUs Covered by Grant:

Vesting Schedule:

Vesting Date	Number of RSUs
, 20	#

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan, and agree that unless otherwise specifically provided herein, the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
William R. Gupp: Senior Vice President, General Counsel and Secretary

This is not a stock certificate or a negotiable instrument.

TREX COMPANY, INC.

AMENDED AND RESTATED 1999 INCENTIVE PLAN FOR OUTSIDE DIRECTORS

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This grant is an award of restricted stock units in the number of units set forth on the cover sheet, and subject to the vesting and other conditions described below (the “RSUs”). Each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Vesting	Your RSUs will vest as to one hundred percent (100%) of the total number of RSUs covered by this grant, on the first anniversary of the grant, as shown on the cover sheet, except as otherwise provided below.

Delivery	As soon as practicable following the vesting of the RSUs hereunder, the Company will issue to you a share certificate for the shares of Stock to which such vested RSUs relate. In the alternative, the Company may use the book-entry method of share recordation to indicate your share ownership. You will have no further rights with regard to a RSU once the share of Stock related to such RSU has been issued.

Service Termination	In the event of the termination of your service as a director of the Company (a “Service Termination”) due to death, Disability, retirement or termination in connection with a change in control of the Company, any unvested RSUs held by you shall immediately vest. In the event of a Service Termination for any other reason, any unvested RSUs held by you shall immediately be deemed forfeited. (For purposes of clarification, these vesting provisions apply notwithstanding any different vesting provisions in the Plan.)

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in RSUs or delivery of Stock acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in RSUs or delivery of shares arising from this grant, the Company shall have the right to require such payments from you, withhold shares that would otherwise have been issued to you under this Agreement or withhold such amounts from other payments due to you from the Company or any Affiliate.

Shareholder Rights

Except as provided in the following paragraph, you do not have any of the rights of a shareholder with respect to the RSUs.

If, prior to the vesting date, the Company declares a cash dividend on the Stock, then, you will be credited with dividend equivalents in an amount determined based on the dividends that you would have received, had you held shares of Stock equal to the vested number of your RSUs from the date of your award to the date of the distribution of shares of Stock following the vesting of your RSUs, and assuming that the dividends were reinvested in Stock (and any dividends on such shares were reinvested in Stock). Any such dividend equivalents will be subject to the same vesting conditions as the shares represented by your RSUs and, in the event of vesting of your RSUs, credited dividend equivalents will be settled as soon as practicable thereafter in cash.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of RSUs covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Director of Human Resources to request paper copies of these documents.